Exhibit 99.1

Boot Barn Holdings, Inc. Announces Third Quarter Fiscal Year 2024

Financial Results

IRVINE, California – January 31, 2024 – Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the third fiscal quarter ended December 30, 2023. A Supplemental Financial Presentation is available at investor.bootbarn.com.

For the quarter ended December 30, 2023:

●	Net sales increased 1.1% over the prior-year period to $520.4 million.
●	Same store sales decreased 9.7% compared to the prior-year period, cycling 51% same store sales growth on a 2-year stack basis. The 9.7% decrease in consolidated same store sales is comprised of a decrease in retail store same store sales of 9.4% and a decrease in e-commerce same store sales of 11.5%.
●	Net income was $55.6 million, or $1.81 per diluted share, compared to $52.8 million, or $1.74 per diluted share in the prior-year period.
●	The Company opened 11 new stores, bringing its total store count to 382.

Jim Conroy, President and Chief Executive Officer, commented “I am pleased with our third quarter performance. We added 11 new stores and were able to maintain our consistent track record of delivering growth. Excluding three quarters in calendar 2020 that were impacted by the pandemic, the third quarter marks our 38th consecutive quarter of year-over-year sales growth since our IPO in 2014, nearly ten years ago. Our top line was driven by the sales from the 49 new stores opened over the past 12 months, which more than offset a 9.7% decline in same store sales. We also grew earnings compared to last year through a combination of sales growth, disciplined expense control and an increase in merchandise margin, which benefited from improved freight. These results underscore the strength of the Boot Barn business model and are a testament to solid execution across the organization.”

Operating Results for the Third Quarter Ended December 30, 2023 Compared to the Third Quarter Ended December 24, 2022

●	Net sales increased 1.1% to $520.4 million from $514.6 million in the prior-year period. Consolidated same store sales decreased 9.7% with retail store same store sales decreasing 9.4% and e-commerce same store sales decreasing 11.5%. The increase in net sales was the result of the incremental sales from new stores opened over the past twelve months, partially offset by the decrease in consolidated same store sales.
●	Gross profit was $199.1 million, or 38.3% of net sales, compared to $187.8 million, or 36.5% of net sales, in the prior-year period. Gross profit increased primarily due to merchandise margin expansion and sales growth. The increase in gross profit rate of 180 basis points was driven primarily by a 300 basis-point increase in merchandise margin rate partially offset by 120 basis points of deleverage in buying, occupancy and distribution center costs. The increase in merchandise margin rate was driven by a 250 basis-point improvement in freight expense as a percentage of net sales and 50 basis points of product margin expansion resulting primarily from lower promotional activity and growth in exclusive brand penetration. The deleverage in buying, occupancy and distribution center costs was driven primarily by the occupancy costs of 49 new stores and operating costs related to the new Kansas City distribution center.

●	Selling, general and administrative expenses were $124.0 million, or 23.8% of net sales, compared to $115.3 million, or 22.4% of net sales, in the prior-year period. The increase in selling, general and administrative expenses as compared to the prior-year period was primarily a result of higher general and administrative expenses, store payroll associated with operating 49 new stores and other operating expenses in the current year. Selling, general and administrative expenses as a percentage of net sales increased by 140 basis points primarily as a result of higher overhead, payroll and other operating expenses.
●	Income from operations increased $2.6 million to $75.1 million, or 14.4% of net sales, compared to $72.5 million, or 14.1% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Net income was $55.6 million, or $1.81 per diluted share, compared to net income of $52.8 million, or $1.74 per diluted share in the prior-year period. The increase in net income is primarily attributable to the factors noted above.

Operating Results for the Nine Months Ended December 30, 2023 Compared to the Nine Months Ended December 24, 2022

●	Net sales increased 3.8% to $1.279 billion from $1.232 billion in the prior-year period. Consolidated same store sales decreased 6.3% with retail store same store sales decreasing 5.6% and e-commerce same store sales decreasing 11.4%. The increase in net sales was the result of the incremental sales from new stores opened over the past twelve months, partially offset by the decrease in consolidated same store sales.

●	Gross profit was $475.0 million, or 37.2% of net sales, compared to $454.7 million, or 36.9% of net sales, in the prior-year period. Gross profit increased primarily due to sales growth and merchandise margin expansion. The increase in gross profit rate of 30 basis points was driven primarily by a 170 basis-point increase in merchandise margin rate, partially offset by 140 basis points of deleverage in buying, occupancy and distribution center costs. The increase in merchandise margin rate was driven by a 120 basis-point improvement in freight expense as a percentage of net sales and 50 basis points of product margin expansion resulting primarily from growth in exclusive brand penetration. The deleverage in buying, occupancy and distribution center costs was driven primarily by the occupancy costs of 49 new stores and operating costs related to the new Kansas City distribution center.

●	Selling, general and administrative expenses were $315.0 million, or 24.6% of net sales, compared to $285.7 million, or 23.2% of net sales, in the prior-year period. The increase in selling, general and administrative expenses as compared to the prior-year period was primarily a result of higher store payroll and store-related expenses associated with operating 49 new stores and general and administrative expenses in the current year. Selling, general and administrative expenses as a percentage of net sales increased by 140 basis points primarily as a result of higher payroll and overhead costs.

●	Income from operations decreased $9.1 million to $160.0 million, or 12.5% of net sales, compared to $169.1 million, or 13.7% of net sales, in the prior-year period, primarily due to the factors noted above.

●	Net income was $117.6 million, or $3.84 per diluted share, compared to net income of $124.1 million, or $4.09 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes an approximately $0.01 per share tax benefit, primarily due to income tax accounting for share-based compensation, partially offset by changes to state tax rates. Net income per diluted share in the prior-year period includes an approximately $0.03 per share tax benefit, primarily due to income tax accounting for share-based compensation. Excluding these net tax effects, net income per diluted share was $3.83 in the current-year period, compared to $4.06 in the prior-year period.

Sales by Channel

The following table includes total net sales growth, same store sales (“SSS”) growth/(decline) and e-commerce as a percentage of net sales for the periods indicated below.

	Thirteen Weeks				Preliminary
	Ended	Four Weeks	Four Weeks	Five Weeks	Four Weeks
	December 30, 2023	Fiscal October	Fiscal November	Fiscal December	Fiscal January

Total Net Sales Growth	1.1%	3.0%	4.2%	(1.2)%	(14.8)	% *

Retail Stores SSS	(9.4)%	(8.8)%	(11.5)%	(8.5)%	(7.4)%
E-commerce SSS	(11.5)%	(16.8)%	(15.1)%	(8.4)%	(12.9)%
Consolidated SSS	(9.7)%	(9.7)%	(11.9)%	(8.5)%	(8.1)%

E-commerce as a % of Net Sales	13.0%	9.7%	10.4%	16.1%	11.9%

*Last year’s fiscal January included the week after Christmas, which is a high-sales volume week. In the current year, the week after Christmas was included in the third fiscal quarter.

Balance Sheet Highlights as of December 30, 2023

●	Cash of $107 million.
●	Zero drawn under our $250 million revolving credit facility.
●	Average inventory per store decreased approximately 1% on a same store basis compared to December 24, 2022.

Fiscal Year 2024 Outlook

The Company is providing updated guidance for the fiscal year ending March 30, 2024, superseding in its entirety the previous guidance issued in its second quarter earnings report on November 2, 2023. As a result, for the fiscal year ending March 30, 2024, the Company now expects:

●	To open 52 new stores.
●	Total sales of $1.654 billion to $1.664 billion, representing a change of (0.2)% to 0.4% over the prior year, which was a 53-week year.
●	Same store sales decline of approximately (7.0)% to (6.3)%, with retail store same store sales declines of (6.3)% to (5.5)% and an e-commerce same store sales decline of (11.7)%.
●	Gross profit between $605.7 million and $610.6 million, or approximately 36.6% to 36.7% of sales. Gross profit reflects an estimated 170 basis-point increase in merchandise margin, including a 130 basis-point improvement from freight expense. We anticipate 180 basis points of deleverage in buying, occupancy and distribution center costs.
●	Selling, general and administrative expenses between $411.8 million and $412.7 million. This represents approximately 24.9% to 24.8% of sales.
●	Income from operations between $194.0 million and $198.0 million. This represents approximately 11.7% to 11.9% of sales.
●	Net income of $142.8 million to $145.8 million.
●	Net income per diluted share of $4.65 to $4.75 based on 30.7 million weighted average diluted shares outstanding.
●	Capital expenditures between $95 million and $105 million.

For the fiscal fourth quarter ending March 30, 2024, the Company expects:

●	Total sales of $376 million to $386 million, representing a decline of (11.7)% to (9.3)% over the prior year, which was a 14-week quarter.
●	Same store sales decline of approximately (9.0)% to (6.3)%, with retail store same store sales declines of (8.5)% to (5.5)% and an e-commerce same store sales decline of (13.0)%.
●	Gross profit between $130.7 million and $135.6 million, or approximately 34.8% to 35.2% of sales. Gross profit reflects an estimated 160 basis-point increase in merchandise margin, including a 140 basis-point improvement from freight expense. We anticipate 310 basis points of deleverage in buying, occupancy and distribution center costs.
●	Selling, general and administrative expenses between $96.7 and $97.6 million. This represents approximately 25.7% to 25.3% of sales.
●	Income from operations between $34.0 million and $38.0 million. This represents approximately 9.0% to 9.8% of sales.
●	Net income per diluted share of $0.82 to $0.92 based on 30.7 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the second quarter of fiscal year 2024 is scheduled for today, January 31, 2024, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 451-6152. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until March 2, 2024, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13744029. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 382 stores in 44 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan“, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Senior Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	December 30,	April 1,
	2023	2023
Assets
Current assets:
Cash and cash equivalents	$107,166	$18,193
Accounts receivable, net	10,380	13,145
Inventories	563,378	589,494
Prepaid expenses and other current assets	54,205	48,341
Total current assets	735,129	669,173
Property and equipment, net	308,085	257,143
Right-of-use assets, net	366,745	326,623
Goodwill	197,502	197,502
Intangible assets, net	60,710	60,751
Other assets	5,334	6,189
Total assets	$1,673,505	$1,517,381
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$—	$66,043
Accounts payable	131,655	134,246
Accrued expenses and other current liabilities	152,704	122,958
Short-term lease liabilities	59,243	51,595
Total current liabilities	343,602	374,842
Deferred taxes	39,949	33,260
Long-term lease liabilities	375,345	330,081
Other liabilities	3,664	2,748
Total liabilities	762,560	740,931

Stockholders’ equity:
Common stock, $0.0001 par value; December 30, 2023 - 100,000 shares authorized, 30,528 shares issued; April 1, 2023 - 100,000 shares authorized, 30,072 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	229,322	209,964
Retained earnings	693,587	576,030
Less: Common stock held in treasury, at cost, 227 and 192 shares at December 30, 2023 and April 1, 2023, respectively	(11,967)	(9,547)
Total stockholders’ equity	910,945	776,450
Total liabilities and stockholders’ equity	$1,673,505	$1,517,381

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 30,	December 24,	December 30,	December 24,
	2023	2022	2023	2022
Net sales	$520,399	$514,553	$1,278,550	$1,231,954
Cost of goods sold	321,292	326,739	803,564	777,214
Gross profit	199,107	187,814	474,986	454,740
Selling, general and administrative expenses	123,960	115,318	315,016	285,669
Income from operations	75,147	72,496	159,970	169,071
Interest expense	522	2,258	2,008	4,345
Other income/(loss), net	351	63	525	(210)
Income before income taxes	74,976	70,301	158,487	164,516
Income tax expense	19,352	17,529	40,930	40,372
Net income	$55,624	$52,772	$117,557	$124,144

Earnings per share:
Basic	$1.84	$1.77	$3.90	$4.17
Diluted	$1.81	$1.74	$3.84	$4.09
Weighted average shares outstanding:
Basic	30,293	29,813	30,117	29,790
Diluted	30,649	30,294	30,575	30,340

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirty-Nine Weeks Ended
	December 30,	December 24,
	2023	2022
Cash flows from operating activities
Net income	$117,557	$124,144
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35,801	25,968
Stock-based compensation	10,429	9,562
Amortization of intangible assets	41	47
Noncash lease expense	40,361	35,203
Amortization and write-off of debt issuance fees and debt discount	81	101
Loss on disposal of assets	660	250
Deferred taxes	6,689	506
Changes in operating assets and liabilities:
Accounts receivable, net	2,905	(4,571)
Inventories	26,116	(117,851)
Prepaid expenses and other current assets	(5,945)	(14,430)
Other assets	855	(3,194)
Accounts payable	2,588	19,571
Accrued expenses and other current liabilities	28,476	32,785
Other liabilities	916	423
Operating leases	(27,071)	(21,464)
Net cash provided by operating activities	$240,459	$87,050
Cash flows from investing activities
Purchases of property and equipment	$(91,297)	$(83,056)
Net cash used in investing activities	$(91,297)	$(83,056)
Cash flows from financing activities
(Payments)/Borrowings on line of credit, net	$(66,043)	$30,522
Repayments on debt and finance lease obligations	(655)	(626)
Tax withholding payments for net share settlement	(2,420)	(4,501)
Proceeds from the exercise of stock options	8,929	329
Net cash (used in)/provided by financing activities	$(60,189)	$25,724

Net increase in cash and cash equivalents	88,973	29,718
Cash and cash equivalents, beginning of period	18,193	20,674
Cash and cash equivalents, end of period	$107,166	$50,392

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$45,637	$58,324
Cash paid for interest	$1,931	$4,002
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$15,427	$27,474

Boot Barn Holdings, Inc.

Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	December 30,	September 30,	July 1,	April 1,	December 24,	September 24,	June 25,	March 26,
	2023	2023	2023	2023	2022	2022	2022	2022
Store Count (BOP)	371	361	345	333	321	311	300	289
Opened/Acquired	11	10	16	12	12	10	11	11
Closed	—	—	—	—	—	—	—	—
Store Count (EOP)	382	371	361	345	333	321	311	300

Boot Barn Holdings, Inc.

Selected Store Data

	Thirteen Weeks Ended			Fourteen Weeks Ended	Thirteen Weeks Ended
	December 30,	September 30,	July 1,	April 1,	December 24,	September 24,	June 25,	March 26,
	2023	2023	2023	2023	2022	2022	2022	2022
Selected Store Data:
Same Store Sales (decline)/growth	(9.7)%	(4.8)%	(2.9)%	(5.5)%	(3.6)%	2.3%	10.0%	33.3%
Stores operating at end of period	382	371	361	345	333	321	311	300
Total retail store square footage, end of period (in thousands)	4,153	4,027	3,914	3,735	3,598	3,451	3,333	3,194
Average store square footage, end of period	10,872	10,855	10,841	10,825	10,806	10,751	10,717	10,648
Average net sales per store (in thousands)	$1,185	$909	$958	$1,088	$1,320	$966	$1,031	$1,094